FORM 3

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1.   Name and Address of Reporting Person

     (Last)                        (First)                     (Middle)
     Lefaive                       Ronald                         A.


      (Street)                           (City)        (State)        (Zip)
      5555 San Felipe, Suite 1700        Houston        Texas         77056


2.   Date of Event Requiring Statement (Month/Day/Year)

     12/31/01



3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

     ###-##-####

4.   Issuer Name and Ticker or Trading Symbol

     Seven Seas Petroleum Inc. (SEV)


5.   Relationship of Reporting Person(s) to Issuer

                (Check all applicable)

     [   ]  Director                                [   ]  10% Owner
     [ X ]  Officer (give title below)              [   ]  Other (specify below)
            Vice President of Finance, Chief
            Financial Officer and Corporate Secretary


6.   If Amendment, Date of Original (Month/Year)


7.   Individual or Joint/Group Filing

                (Check applicable line)

     [ X ]  Form Filed by One Reporting Person

     [   ]  Form Filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security (Instr. 4)

2.   Amount of Securities Beneficially Owned (Instr. 4)


3.   Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

4.   Nature of Indirect Beneficial Ownership (Instr. 5)


Table II - Derivative Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4)

     (a)      Stock Option (Right to Buy)
     (b)      Stock Option (Right to Buy)



2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable               Expiration Date
     (a) (1)                        (a) 03/02/11
     (b) (2)                        (b) 07/11/11



3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)

     Title                   Amount or Number of Shares
     (a) Common Stock        (a) 150,000
     (b) Common Stock        (b) 25,000



4.   Conversion or Exercise Price of Derivative Security

     (a)      $2.45
     (b)      $2.79


5.   Ownership Form of Derivative  Security:  Direct (D) or Indirect (I) (Instr.
     5)

     (a) D
     (b) D


6.   Nature of Indirect Beneficial Ownership (Instr. 5)



Explanation of Responses:

(1)  Exercisable according to the following schedule:

         50,000 vest 11/02/01
         50,000 vest 07/02/02
         50,000 vest 03/02/03

(2)  Exercisable according to the following schedule:

         12,500 vest 07/11/02
         12,500 vest 07/11/03


                           /s/ Ronald A. Lefaive                   02/13/02
                           ________________________________        _____________
                           **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.